                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098

PROSPECTUS SUPPLEMENT

(to prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000,
November 29, 2000, December 13, 2000, January 11,
2001, January 19, 2001, January 30, 2001, February
8, 2001, February 22, 2001, March 5, 2001, April
5, 2001, April 19, 2001, May 10, 2001, July 5,
2001 and July 12, 2001)

                                  $586,992,000

                         UNIVERSAL HEALTH SERVICES, INC.

                         CONVERTIBLE DEBENTURES DUE 2020
                                       AND
                          CLASS B COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

     This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001, January 19, 2001, January 30, 2001,
February 8, 2001, February 22, 2001, March 5, 2001, April 5, 2001, April 19,
2001, May 10, 2001, July 5, 2001 and July 12, 2001 (the "prospectus") of
Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                             SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders, and the percentages are based on $586,992,000 principal amount at maturity of debentures outstanding. The number of shares of class B common stock that may be sold is calculated based upon the current conversion rate of 11.2048 shares of class B common stock per $1,000 principal amount at maturity of a debenture. The table of selling securityholders in the prospectus is hereby amended to amend the information provided for "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus.

                                                    Principal Amount at      Percentage of     Number of Shares of
                                                   Maturity of Debentures     Debentures       Class B Common Stock
                      Name                            That May Be Sold        Outstanding        That May Be Sold
                      ----                            ----------------        -----------        ----------------
2000 A.R. Lauder/Zinterhofer Fund...........            $   13,000                 *                         145
Arapahoe County Colorado....................                91,000                 *                       1,019
British Virgin Island Social Security Board.                11,000                 *                         123
City University of New York.................               175,000                 *                       1,960
Grady Hospital..............................               199,000                 *                       2,229
Independence Blue Cross.....................               196,000                 *                       2,196
Lauder Fund.................................                26,000                 *                         291
Local Initiatives Support Corporation.......                90,000                 *                       1,008
Merrill Lynch Insurance Group...............               474,000                 *                       5,311

                                                    Principal Amount at      Percentage of     Number of Shares of
                                                   Maturity of Debentures     Debentures       Class B Common Stock
                      Name                            That May Be Sold        Outstanding        That May Be Sold
                      ----                            ----------------        -----------        ----------------
Nabisco Holdings............................                53,000                 *                         593
New Orleans Firefighters Pension/Relief Fund.              211,000                 *                       2,364
Occidental Petroleum Corporation............               356,000                 *                       3,988
Ohio Bureau of Workers Compensation.........               250,000                 *                       2,801
Pro Mutual..................................               340,000                 *                       3,809
Raytheon Master Pension Trust...............               727,000                 *                       8,145
RJR Reynolds................................               157,000                 *                       1,759
Shell Pension Trust.........................               511,000                 *                       5,725
State of Maryland Retirement System.........             4,951,000                 *                      55,474
The Grable Foundation.......................               183,000                 *                       2,050
Zinterhofer Fund............................                13,000                 *                         145
Any other holder of debentures or future
  Transferee, pledgee, donee or successor of any
  Holder....................................            24,719,000               4.21%                   276,971
     Total..................................          $586,992,000             100.00%                 6,577,040**
                                                      ============             ======                  =========


-------------
*    Less than 1%.
** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.


            The date of this prospectus supplement is July 27, 2001.